UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER

SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 0-2660

TURBODYNE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-21391	95-4699061
(State or other jurisdiction of incorporation)	(Commission File No)	(IRS Employer Identification Number)

250 West 57th Street, Suite 2328 New York, NY 10107

(Address of principal executive offices) (Zip Code)

646-308-1503

Company's telephone number, including area code

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) ☒
Rule 12g-4(a)(2)
Rule 12h-3(b)(1)(i)
Rule 12h-3(b)(1)(ii)
Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 477

Pursuant to the requirements of the Securities Exchange Act of 1934, Turbodyne Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 27, 2015	By:	/s/ Jason Meyers
Jason Meyers
Chief Executive Officer